Exhibit 99.1

Investor Contact	Media Contact:
Inteliquent	Kelly Stein
Darren Burgener	kstein@inteliquent.com.
(312) 380-4548	(312) 384-8039.

Inteliquent® Declares Special Dividend and Initial Quarterly Dividend

Chicago, May 29, 2013 –Neutral Tandem, Inc. d/b/a Inteliquent (NASDAQ: IQNT), a leading provider of voice interconnection services, today declared a special dividend of $1.25 per share. The special dividend will be paid on June 28, 2013, to shareholders of record as of the close of business on June 14, 2013.

The Company also today declared its initial regular quarterly dividend of $0.0625 per share. The regular quarterly dividend will be paid on June 24, 2013, to shareholders of record as of the close of business on June 10, 2013.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: our ability to pay any special one-time cash dividend; risks associated with the changes to our capital structure resulting from the declaration and payment of any special one-time cash dividend or recurring dividend; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section in our Annual Report on Form 10-K for the period ended December 31, 2012, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

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